Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and Release (the “Agreement”) is between Xavier D. Williams (“Employee”) and American Virtual Cloud Technologies, Inc. (“Employer”) and is effective on the eighth day following Employee’s execution of this Agreement provided Employee has not revoked the Agreement (the “Effective Date”).

RECITALS

Employee and Employer previously entered into that certain Employment Agreement, effective as of October 1, 2020 (the “Employment Agreement”); capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Employment Agreement;

Employee was notified on June 28, 2021 that he was relieved of all operational duties and is to no longer perform any duties for the Employer;

Employee’s last day worked was July 1, 2021 but expressly for purposes of required SEC filings, the Employer and Employee agree that Employee’s employment with the Employer will terminate on the Effective Date;

Employee and Employer desire to define their respective rights and obligations for the future;

Employee desires to release any claims or causes of action Employee may have against Employer and the other Employer Released Parties (as defined herein); and

Employer desires to release any claims or causes of action Employer may have against Employee and the other Employee Released Parties (as defined herein.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer agree:

1. Termination. Employee was paid his normal base salary through July 1, 2021. Whether or not Employee signs this Agreement, Employee will additionally receive reimbursement for any unreimbursed business expenses properly incurred by Employee in accordance with the Employer’s policy prior to July 1, 2021 and his vested benefits, if any, under the employee benefit plans of the Employer. Employee acknowledges that the payments made pursuant to this Section 1 will be in full satisfaction of all wages, benefits and other compensation owed to Employee for employment or service through the Termination Date. Subject to and expressly contingent upon Employee’s reasonable satisfaction with Employer’s Director’s and Officer’s insurance policy (the “D&O Policy”), Employee shall continue to serve on the Employer’s board of directors (the “Board”), and shall be elected as, and serve as, Vice Chairman of the Board as of the Effective Date until September 1, 2021, at which time the Employee agrees to resign as Vice Chairman of the Board and all other positions with the Board. For the avoidance of doubt, Employee shall have no obligation to serve on the Board if the D&O Policy is not reasonably satisfactory to Employee. To the extent that Employee’s services as Vice Chairman exceed more than five (5) hours per week, Employer agrees to compensate Employee at an hourly rate of $250.00 for time spent actually providing services to the Employer.

2. Employer’s Obligations to Employee. Provided that Employee executes and does not revoke this Agreement, Employer shall, in full satisfaction of its obligation to provide the following (collectively, the “Termination Compensation”):

(a) Pay to Employee an amount equal to his current Base Salary of $600,000 (subject to applicable withholding taxes), payable in two (2) equal installments as follows: (i) $300,000 on or before July 31, 2021, unless such date is prior to the Effective Date, in which case Employer will pay within five (5) business days of the Effective Date; and (ii) $300,000 on or before November 30, 2021;

(b) Pay to Employee an amount equal to $448,767.12, subject to applicable withholding taxes, which represents a pro rata portion of Employee’s Bonus for 2021, which shall be payable on or before November 30, 2021;

(c) Pay the cost of Employee’s and any dependents’ coverage under COBRA under the Employer’s health plan currently in effect for the 12-month period following the Effective Date;

(d) Employer shall indemnify Employee from and against any and all liabilities, claims, and costs arising at any time, arising through the Effective Date and which are related to Employee’s employment and duties with the Employer. The indemnification obligations under this Section 2(d) are conditioned upon: (i) the Employee providing the Employer with prompt written notice of any such claims (if Employee is or becomes aware of such liabilities, claims, and/or costs prior to Employer); (ii) the Employer having, at its option, sole control and authority to defend or settle such claims; and (iii) the Employee cooperating with the Employer, at the Employer’s sole cost and expense, in the defense of such claims. The Employer will not accept any settlement that imposes liability not covered by the indemnification or restrictions on the Employee without the Employee’s prior written consent, which consent will not be unreasonably withheld or delayed. The Employee may participate in the defense of any claims through his own counsel at his own expense; and

(e) Subject to the terms, conditions, and exclusions of any applicable policies, Employer agrees to maintain coverage for Employee on its D&O Policy for any conduct in connection with his duties with the Employer occurring through the Effective Date through September 1, 2023, and shall provide Employee with written confirmation that such insurance policy is active, along with copies of the D&O Policy. For the avoidance of doubt, while Employee shall be covered by the D&O Policy until September 1, 2023, Employee shall not be required to serve on the Board after August 31, 2021.

(f) Time is of the essence with respect to all payments due hereunder.

3. Prior Rights and Obligations. Except as herein set forth, this Agreement extinguishes all rights, if any, which Employee may have, and obligations, if any, of Employer and its affiliates, contractual or otherwise, (a) relating to the employment, service or termination of employment of Employee with Employer or its affiliates, or (b) under the Employment Agreement, any employment contract or other plan with Employer or its affiliates, and any severance plan, policy or practice. Employee agrees that the above amounts are the only amounts that will be paid in connection with Employee’s termination of employment or service and fully satisfy Employer’s and its affiliates’ obligations to Employee under the Employment Agreement, that Employee is not entitled to or owed any other severance benefits or compensation arising out of the employment, service or termination of employment of Employee with Employer, and that Employee is receiving benefits under this Agreement that Employee would not be entitled to but for the execution of this Agreement.

4. Employer Assets. Employee hereby represents and warrants that Employee has no claim or right, title or interest in, or possession of, any property or assets of Employer or its affiliates. On the Effective Date, to the extent Employee has not already done so, Employee shall deliver to Employer any such property or assets in Employee’s possession or control, including, without limitation, any information technology equipment, keys and security cards issued to Employee by Employer, and all electronically stored information (or information derived therefrom) (including disclosing to Employer electronic user IDs and passwords).

5. Waiver and Release of All Claims.

(a) Release by Employee. Subject to and expressly contingent upon Employee’s receipt of the Termination Compensation in accordance with the terms of this Agreement, Employee agrees to and hereby does release the Employer and its affiliates, and each of their current and former directors, officers, employees, agents, investors, predecessors and successors in interest, and all benefit plans sponsored by any of them, and all fiduciaries for such benefits plans, past or present (collectively, the “Employer Released Parties” and individually, a “Employer Released Party”), individually and collectively, from liability for any and all claims, damages, and causes of action of any kind from the beginning of time through the date Employee signs this Agreement, including but not limited to (a) any and all claims or causes of action arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform Act; (b) any and all claims or causes of action arising under any other federal, state or local laws including but not limited any such claims arising under the Pennsylvania Human Relations Act; and (c) any and all claims for breach of the Employment Agreement, the CIC Agreement, any Equity Agreement (as defined below) or any contract, agreement, plan, policy, or practice, whether oral or written between Employee and any Employer Released Party (all of the foregoing, the “Released Claims”).

This Agreement does not prohibit Employee from filing a complaint with the EEOC or other governmental agency making a good faith report of possible violations of applicable law to any governmental agency or from cooperating with any governmental investigation. However, Employee acknowledges that by reason of his waiver and release of claims, he shall not be entitled to relief resulting from any such complaint or report, except and only to the extent as may otherwise be required by applicable law. This Agreement and Employee’s release does extend to any of the Released Claims brought by any organization, governmental agency, or person on behalf of Employee or as a class action under which Employee may otherwise have a right or benefit and Employee agrees that he is not entitled to, has waived, and will not accept any such relief.

Except as expressly provided herein, the waiver and release provisions of this Agreement do not apply to any rights or claims for age discrimination that may arise after the effective date of this Agreement. Further, this Agreement does not prohibit Employee from filing a claim to challenge the validity of his release of claims under the ADEA or any claim for breach of this Agreement, or as permitted by the rules of, or any programs administered by, the Securities and Exchange Commission.

(b) Release by Employer. In consideration of and in return for the benefits stated in this Agreement, Employer agrees to and hereby does release the Employee, and his affiliates, agents, representatives, heirs, and assigns (collectively, the “Employee Released Parties”) from any and all liability, claims, damages, and causes of action of any kind from the beginning of time through the date Employer signs this Agreement.

6. Equity Agreements; Accelerated Vesting. All awards previously granted to Employee pursuant to the terms of the American Virtual Cloud Technologies, Inc. 2020 Equity Incentive Plan (the “Equity Plan”) shall continue to be governed by the applicable terms of the applicable Award Agreements (as such term is defined in the Equity Plan) (the “Equity Agreements”) and the Equity Plan; provided, however, that 125,000 of Employee’s unvested restricted stock units (“RSUs”) shall vest immediately on the Effective Date. The Employer shall deliver to Employee the number of Shares (as defined in the Equity Plan) corresponding to the RSUs, pursuant to the terms of the Equity Plan. Employee is responsible for any personal income taxes which may arise from the vesting of the RSUs. Employer acknowledges that Employee was previously granted 500,000 RSUs under the Equity Agreements, of which 62,500 RSUs vested prior to the Effective Date hereof (of which Employee was issued a net of 46,752 RSUs after taxes), and following the vesting of Employee’s 125,000 RSUs hereunder, Employee shall hold 171,752 RSUs.

7. Confidentiality. Each party hereby acknowledges that it has provided certain of its Confidential Information, as defined below (the “Disclosing Party”), to each party hereto, and each party acknowledges that it has received certain Confidential Information from each party hereto (the “Receiving Party”). The parties agree to maintain as confidential all Confidential Information that is provided by any other party, and shall not, without the prior written consent of the Disclosing Party, disclose, display, or otherwise make available to any person, or entity, or use for such party’s own benefit, or for the benefit of another, any of the Disclosing Party’s Confidential Information. The term “Confidential Information” shall include the terms of this Agreement, any non-public information about or relating to any party’s finances, technology, business operations, strategies, customers, pricing, marketing, sourcing, personnel, affiliates, suppliers, vendors, or customers, in each case whether spoken, printed, electronic or in any other form or medium. Confidential Information shall not include information that: (a) is or becomes generally available to the public other than through the Receiving Party’s breach of this Agreement; (b) is communicated to the Receiving Party by a third party that had no confidentiality obligations with respect to such information; or (c) is required to be disclosed by law, including without limitation, pursuant to the terms of a court order; provided that the Receiving Party has given the Disclosing Party prior notice of such disclosure and an opportunity to contest such disclosure.

8. Non-Disparagement. Employee and Employer each hereby agree not to disclose the terms of this Agreement to any other person, except that either party may disclose such terms to their legal counsel, financial advisors and/or tax accountants, and Employee may disclose such information to members of Employee’s immediate family. Employee agrees to refrain from making public or private statements or comments relating to any of the Employer Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, public or private affairs unless required by law. Employer agrees to instruct its then-current officers and directors as of the Effective Date to refrain from making public or private statements or comments relating to any of the Employee Released Parties which are derogatory, disparaging, or which may tend to injure any such party or person in its or their business, public or private affairs unless required by law. Employer and Employee agree that nothing in this section prohibits the Employee from engaging in any activity protected under the National Labor Relations Act and that nothing in this section prohibits the Employer from issuing an SEC required filing (including but not limited to the Form 8-K) as to the separation of Employee’s employment.

Employer and Employee agree that Employer shall issue a mutually agreed upon press release announcing the separation of Employee’s employment.

9. Termination of Non-Compete Agreement. Employer and Employee hereby acknowledge and agree that the non-compete covenant contained in sections (i) through (iii) of the Employment Agreement with the heading “Non-Compete Agreement” is hereby terminated and of no further force or effect, and Employee is free to engage in or pursue any other business, including business that may be competitive with the business of Employer, provided that Employee may not solicit any customer of the Employer (regarding the sale of cloud communication services for a period of one (1) year) for any such competitive business as set forth in section (iv) of the Employment Agreement with the heading “Non-Compete Agreement.” Employer and Employee hereby agree and acknowledge that the non-solicitation covenant contained in section (iv), as it pertains to executives or employees of the Company, is hereby terminated as to any executives and employees of the Employer with whom Employee had material contact prior to his employment by the Employer.

10. Affirmation of Continuing Duties. Except as otherwise provided herein, in accordance with Employee’s existing and continuing obligations, Employee agrees to abide by and acknowledges the enforceability of certain covenants under the Employment Agreement, including the sections of the Employment Agreement with the headings “Confidentiality,” “Confidentiality After Termination of Employment,” and “Intellectual Property Rights.” This includes, without limitation, to the extent Employee has not already done so, promptly after the execution of this Agreement, delivering to Employer all confidential information in accordance with the Employment Agreement. Employee acknowledges that his compliance with these continuing obligations in the Employment Agreement and the confidentiality and non-disparagement provisions herein is a condition to his receipt of the benefits provided under this Agreement. In addition to any other legal or equitable remedies Employer may have, in the event that Employee violates any such provisions of the Employment Agreement, Employer shall be entitled to cease payment of any amounts due under this Agreement.

11. Exclusive Benefits. Employee agrees and acknowledges that the only benefits associated with the termination of Employee’s employment with Employer to which Employee is entitled are the benefits stated in this Agreement (including those sections of the Employment Agreement and Equity Agreements incorporated by reference) and that Employee is not entitled to any additional benefits under any other policy, plan or agreement of Employer or any of its affiliates in connection with Employee’s termination.

12. Unenforceable Provisions. In the event that any provision of this Agreement is determined in the future to be invalid, void or unenforceable for any reason, such determination shall not affect the validity and enforceability of all remaining provisions of this Agreement. The only exception is that upon a determination that Employee’s agreements contained in Section 5 above (the waiver and release of all claims) are unenforceable, Employer shall have the right to discontinue payments until Employee signs a new enforceable release and waiver of claims in a form reasonably satisfactory to Employer, unless Employee’s agreements in Section 5 are voided due to Employee’s challenge of the enforceability of such provision, in which case the entire Agreement shall be voidable, at the option of Employer, thereby requiring, to the extent permitted by applicable law, the return to Employer of all payments given in consideration for those release provisions.

13. Choice of Law. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the law of the State of Georgia, without regard to the principles of conflict of law of such state, except as preempted by federal law. The Parties hereby irrevocably consent to jurisdiction and venue in the federal or state courts located in Fulton County, Georgia and waive objection to the jurisdiction and venue being in such courts.

14. Merger. This Agreement supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between Employee and Employer with respect to the subject matter of this Agreement (including any contrary provision in the Employment Agreement), other than those portions of the Employment Agreement and Equity Agreements incorporated herein by reference. This Agreement may not be changed or terminated orally, and no change, termination or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Employer, by an authorized officer.

15. Rights under the Age Discrimination in Employment Act. Employee acknowledges and agrees that he has at least twenty-one (21) days to review this Agreement; he has been advised by Employer to consult with an attorney regarding the terms of this Agreement prior to executing it; if he executes this Agreement, he has seven days following the execution of this Agreement to revoke this Agreement (by providing written notice to Employer before 5:00 p.m. on the seventh day); this Agreement shall not become effective or enforceable until the revocation period has expired; he does not, by the terms of this Agreement, waive claims or rights that may arise under the ADEA after the date he executes this Agreement; he is receiving, pursuant to this Agreement, consideration in addition to anything of value to which he is already entitled; and he understands this Agreement and it is written in such a manner that he understands his rights and obligations under the Agreement.

16. Agreement Voluntary; No Reliance. Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that it is a release of all claims, known and unknown, past or present including all claims under the ADEA. Employee warrants that he is executing this Agreement without any representation of any kind or character not expressly set forth herein.

17. No Admissions. The parties expressly understand and agree that the terms of this Agreement are contractual and not merely recitals and that the agreements herein and consideration paid are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no statement or consideration given, nor offer of same, shall be construed as an admission of any claim by either party, such admissions being expressly denied.

18. Further Actions. Employee agrees to execute such additional documents as may reasonably be required by Employer to effectuate his termination of employment and the implementation of this Agreement. Without limiting the generality of the foregoing, Employee agrees to sign such resignation letters as may be requested by Employer from time to time to document that Employee no longer serves as an officer of Employer or any subsidiary of Employer.

19. Cooperation. In the event that the Employer requires any information or testimony from the Employee in connection with any claim made against the Employer, or any claims made by the Employer against persons or entities not party to this Agreement, the Employee agrees to cooperate fully with the Employer, including: (a) appearing at any deposition, trial, hearing or arbitration; (b) meeting telephonically or in person with attorneys or agents designated by the Employer, at a reasonable time and place designated by the Employer and prior to the giving of testimony, for the purpose of discussing such testimony; and (c) providing the Employer with any relevant documentation in the Employee’s custody, control or possession. The Employer will, however, pay for or reimburse the Employee for any reasonable expenses, including attorneys’ fees, the Employee incurs in connection with such cooperation, provided the Employer has agreed in writing in advance to such expenses. If Employer fails to agree in advance to such expenses, Employee shall have no duty to provide any information or cooperation pursuant to this section. To the extent that Employee is required to provide information or cooperation pursuant to this section, Employer agrees to compensate Employee at an hourly rate of $250.00 for time spent for such cooperation.

20. Notice. Any notice (“Notice”) permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through FedEx, UPS, DHL, or any other reputable, professional delivery service that maintains a confirmation of delivery system to the following addresses:

To Employer:

Alan I. Annex

Jason T. Simon

Keshia M. Tiemann

Greenberg Traurig, LLP

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Tel: (305) 579-0500

Fax: (305) 579-0717

annexa@gtlaw.com

simonj@gtlaw.com

tiemannk@gtlaw.com

To Employee:

Michael Eisner

9601 Wilshire Blvd., 7th Floor

Beverly Hills, CA 90210

Tel: (310) 855-3200

Fax: (310) 855-3201

meisner@eisnerlaw.com

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, effective as provided above.

EMPLOYEE

/s/ Xavier D. Williams
Xavier D. Williams

Date: July 16, 2021

EMPLOYER

American Virtual Cloud Technologies, Inc.

By:	/s/ Thomas King
Name:	Thomas King
Title:	Chief Financial Officer

Date: July 16, 2021

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